EXHIBIT 99.1

RBC Life Sciences®
November 20, 2009

RBC Life Sciences Announces Third Quarter 2009 Results

Irving, Texas (RBC Life Sciences: OTCBB: RBCL) — RBC Life Sciences, Inc., a provider of proprietary nutritional supplements, wound care and pain management products, reported today company-wide net sales of $6.49 million for the quarter ended September 30, 2009, compared to net sales of $9.93 million for the same quarter last year.

The company also reported a net loss of $152,000, or $0.01 per share, during the third quarter of 2009, compared to net earnings of $846,000, or $0.04 per share, during the same quarter in 2008.

“The global economy has continued to impact sales, particularly with our international licensees,” said RBC Life Sciences President and CEO John W. Price. “Domestically, we’re starting to see positive returns from recent initiatives designed to grow North American network marketing sales. Sales in North America increased 11 percent during the third quarter, year over year. We also more than doubled our current Associate network base in this market during the first nine months of 2009.”

Within the last year, RBC Life Sciences has launched a company-wide branding effort that encompassed everything from redesigned labeling and new, streamlined product offerings to a new Associate compensation plan. In August, RBC Life Sciences introduced an industry-first brain health product, NeuroBright. A recent animal study showed that NeuroBright increased subjects’ learning and memory by nearly 50 percent.

The patent pending product was released at the same time RBC Life Sciences announced the ClearPay System, the industry’s first virtually balancing flex compensation plan. The ClearPay System was designed to reward the company’s Associates more quickly, more often and more abundantly compared to other compensation plans.

About RBC Life SciencesRBC Life Sciences develops, manufactures and markets high-quality nutritional supplements and personal care products to a growing population of consumers seeking wellness and a healthy lifestyle. Under its MPM Medical brand, RBC Life Sciences also develops and markets to health care professionals in the United States proprietary prescription and nonprescription products for advanced wound care and pain management. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than thirty countries in which the products are distributed. For more information, visit the company's Web site at www.rbclifesciences.com.

The statements above, other than statements of historical fact, may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to, changes in plans by the Company's management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company's filings with the Securities and Exchange Commission.

Contacts:Steve Brown
RBC Life Sciences972-893-4000steve.brown@rbclifesciences.com

RBC Life Sciences Third Quarter 2009

RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Quarters Ended September 30,
	2009	2008
Net sales	$6,487	$9,925
Gross profit	3,215	4,710
Operating profit (loss)	(154)	1,387
Earnings (loss) before income taxes	(195)	1,344
Provision (benefit) for income taxes	(43)	498
Net earnings (loss)	(152)	846

Earnings (loss) per share – basic and diluted	$(0.01)	$0.04

Weighted average shares outstanding – basic	21,922	21,587
Weighted average shares outstanding – diluted	21,922	22,906

RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Nine Months Ended September 30,
	2009	2008

Net sales	$19,262	$23,160
Gross profit	9,875	11,909
Operating profit	192	2,499
Earnings before income taxes	68	2,367
Provision for income taxes	114	890
Net earnings (loss)	(46)	1,477

Earnings (loss) per share
Basic	$(0.00)	$0.07
Diluted	$(0.00)	$0.06

Weighted average shares outstanding – basic	21,920	21,315
Weighted average shares outstanding – diluted	21,920	22,923

RBC Life Sciences Third Quarter 2009

RBC Life Sciences, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
	2009	2008
Assets
Cash and cash equivalents	$3,518	$4,973
Inventories	4,886	5,707
Other current assets	2,128	2,245
Total current assets	10,532	12,925
Other assets	7,346	6,841
Total assets	$17,878	$19,766

Liabilities and shareholders’ equity
Accounts payable and accrued liabilities	$2,746	$3,228
Deferred revenue	2,843	4,279
Other current liabilities	153	144
Total current liabilities	5,742	7,651
Other liabilities	2,665	2,728
Shareholders’ equity	9,471	9,387
Total liabilities and shareholders’ equity	$17,878	$19,766

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